UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)



  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 5)


                             VANTAGEMED CORPORATION
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                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   92208W 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 4, 2007
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             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                 |_| Rule 13d-1(b)

                 |X| Rule 13d-1(c)

                 |_| Rule 13d-1(d)

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1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Strategic Turnaround Equity Partners, L.P. (Cayman)
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) |_|
                                                     (b) |X|
--------------------------------------------------------------------------------
3. SEC USE ONLY


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4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Cayman Islands
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
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BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
--------------------------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
--------------------------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.00%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN

1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Bruce Galloway
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) |_|
                                                     (b) |X|
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
--------------------------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
--------------------------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
--------------------------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.00%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Gary Herman
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) |_|
                                                     (b) |X|
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
--------------------------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
--------------------------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
--------------------------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.00%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN

Item 1(a).  Name of Issuer:

                 VantageMed Corporation (the "Issuer")
--------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                 11060 White Road, Suite 210
                 Rancho Cordova, CA  95670
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Item 2(a).  Name of Persons Filing:

      Strategic Turnaround Equity Partners, L.P. (Cayman, Bruce Galloway and Gary Herman (Collectively, the "Reporting Persons").
--------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

      Strategic Turnaround Equity Partners, L.P. (Cayman): c/o Stuarts Corporate Services, Ltd., P.O. Box 2510 GT, 4th Floor, One Cayman Financial Centre, 36A Dr. Roy's Drive, Georgetown, Grand Cayman, Cayman Island c/o Galloway Capital Management, LLC, 720 Fifth Avenue, 10th Floor, New York, NY 10019.

Bruce Galloway and Gary Herman: c/o Galloway Capital Management, LLC, 720 Fifth Avenue, 10th floor, New York, New York 10019.
--------------------------------------------------------------------------------

Item 2(c).  Citizenship:

            Strategic Turnaround Equity Partners, L.P. (Cayman): Cayman Islands Bruce Galloway: United States
            Gary Herman: United States
--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

      This statement on Schedule 13G is being filed with respect to Common Stock, par value $0.001 per share (the "Common Stock") of the Issuer.
--------------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            92208W 10 6
--------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

     (a)       |_| Broker or dealer registered under Section 15 of the Exchange
                   Act.

     (b)       |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)       |_| Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.

     (d)       |_| Investment company registered under Section 8 of the
                   Investment Company Act.

     (e)       |_| An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

     (f)       |_| An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

     (g)       |_| A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);

     (h)       |_| A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

     (i)       |_| A church plan that is excluded from the definition of an
                   investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.


     (a) Amount beneficially owned:


         Strategic Turnaround Equity Partners, L.P. (Cayman): 0
         Bruce Galloway: 0
         Gary Herman: 0

The Reporting Persons have sold all of their shares in the the Issuer.

 ----------------------------------

     (b) Percent of class:

      The information in items 1, and 5 through 11 on each of the three cover pages of this Schedule 13G is hereby incorporated by reference.

The information provided under this section is based on 15,358,745 shares of common stock outstanding as of October 31, 2006, as reported by the Issuer in Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2006.

--------------------------------------------------------------------------------

     (c) Number of shares as to which such person has:

      The information in items 1, and 5 through 11 on each of the three cover pages of this Schedule 13G is hereby incorporated by reference


Item 5.  Ownership of Five Percent or Less of a Class.


   Not Applicable

--------------------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


   Not Applicable
--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


   Not Applicable

--------------------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.


   Not Applicable
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Item 9.  Notice of Dissolution of Group.


   Not Applicable.
--------------------------------------------------------------------------------

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 4, 2007



               Strategic Turnaround Equity Partners, L.P. (Cayman)

                     By: /s/ Gary Herman
                     Name:  Gary Herman
                     Title: Managing Member of Galloway
                     Capital Management, LLC, the
                     general partner of Strategic Turnaround Equity Partners, L.P. (Cayman)



                     By: /s/ Bruce Galloway
                        ------------------------
                           Bruce Galloway


                     By: /s/ Gary Herman
                        ------------------------
                           Gary Herman